Arthur Andersen LLP





                              Independent Accountant's Report

To the Board of Directors of
ContiMortgage Corporation:

We have examined management's assertion about ContiMortgage Corporation's compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) and that ContiMortgage Corporation had in effect a fidelity bond and errors and omissions policy in the amount of $11,200,000 as of and for the year ended December 31, 1996, included in the accompanying management assertion. Management is responsible for ContiMortgage Corporation's compliance with those minimum servicing standards and for maintaining a fidelity bond and errors and omissions policy. Our responsibility is to express an opinion on management's assertion about the entity's compliance with the minimum servicing standards and maintenance of a fidelity bond and errors and omissions policy based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about ContiMortgage Corporation's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on ContiMortgage Corporation's compliance with the minimum servicing standards.

In our opinion, management's assertion that ContiMortgage Corporation complied with the aforementioned minimum servicing standards and that ContiMortgage Corporation had in effect a fidelity bond and errors and omissions policy in the amount of $11,200,000 as of and for the year ended December 31, 1996 is fairly stated, in all material respects.



                                          /s/ Arthur Andersen LLP



New York, New York
March 7, 1997

                                       ContiMortgage
                                    500 Enterprise Road
                                     Horsham, PA 19044
                                       (215) 957-3700





As of and for the year ended December 31, 1996, ContiMortgage Corporation has complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, ContiMortgage Corporation had in effect a fidelity bond and errors omissions policy in the amount of $11,200,000.






/s/ Daniel J. Egan                              /s/ Margaret M. Curry
Daniel J. Egan                                  Margaret M. Curry
Sr. Vice President and CFO                      Sr. Vice President




March 7, 1997                                   March 7, 1997